SCHEDULE 14A

                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          ANNTAYLOR STORES CORPORATION
                          ----------------------------

                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

|_|    Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

                               [ANN TAYLOR LOGO]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 17, 1998

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Wednesday, June 17, 1998, at The Rihga Royal Hotel, 151 West 54th Street, 54th floor, New York, New York, for the following purposes:

     1. To elect three Class I Directors of the Company, each to serve for a term of three years;

     2. To adopt the Company's Long Term Cash Incentive Compensation Plan;

     3. To ratify the appointment by the Company of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1998; and

     4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

   Only stockholders of record at the close of business on April 24, 1998 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 142 West 57th Street, New York, New York, for at least ten days prior to the meeting, and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors,


                                          Jocelyn F.L. Barandiaran
                                          Secretary

New York, New York
May 1, 1998

                            YOUR VOTE IS IMPORTANT

    EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY TO THE COMPANY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.

                               [ANN TAYLOR LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 17, 1998

                               PROXY STATEMENT

   This Proxy Statement is being furnished to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m. on Wednesday, June 17, 1998, at The Rihga Royal Hotel, 151 West 54th Street, 54th floor, New York, New York, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon (i) the election of three Class I Directors, each to serve for a term of three years; (ii) a proposal to adopt a Long Term Cash Incentive Compensation Plan; and (iii) a proposal to ratify the appointment of the Company's independent auditors for fiscal year 1998.

   This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about May 1, 1998.

                  VOTING RIGHTS AND SOLICITATION OF PROXIES

   Only holders of record of the Company's common stock, par value $.0068 per share ("Common Stock"), at the close of business on April 24, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 25,642,685 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

   Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder's name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting. The Class I Directors will be elected by the affirmative vote of holders of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. Adoption of the Long Term Cash Incentive Compensation Plan and ratification of the appointment of the Company's independent auditors for the Company's 1998 fiscal year will require the affirmative vote of holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. In determining whether each of the proposals submitted to a vote of the stockholders has received the requisite number of affirmative votes, (i) abstentions will not be counted as votes cast in connection with determining the plurality required to elect a director and will have no effect on the outcome of that vote, and (ii) abstentions will be counted and will have the same effect as a vote against adoption of the Long Term Cash Incentive Compensation Plan and the ratification of the appointment of the Company's independent auditors. If a broker indicates on a proxy that it does not have discretionary authority and has not received voting instructions from the beneficial owners as to certain shares to vote on a particular proposal ("broker non-votes"), those shares will not be considered as present or voted with respect to that matter and will have no effect on the outcome of the vote on such proposal.

   Shares of Common Stock represented by properly executed proxies received in time for voting at the Annual Meeting will, unless such proxy has previously been revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them (i) FOR the election of the Board of Directors' nominees as Class I Directors, (ii) FOR the adoption of the Long Term Cash Incentive Compensation Plan, and (iii) FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors for the Company's 1998 fiscal year. No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters.

   For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at an annual meeting, see "Stockholder Proposals for 1999 Annual Meeting".

   Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any proposal to be acted on at the Annual Meeting.

   Execution of the enclosed proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company, 142 West 57th Street, New York, New York 10019, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

   This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation.

   The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019.

                                  PROPOSAL 1
                        ELECTION OF CLASS I DIRECTORS

   The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, serving staggered three-year terms. The Company's Certificate of Incorporation requires that such classes be as nearly equal in number of directors as possible. The terms of the Company's three current Class I Directors, Robert C. Grayson, Rochelle B. Lazarus and J. Patrick Spainhour, expire at the Annual Meeting.

   At the Annual Meeting, three Class I Directors are to be elected to serve three-year terms ending in the year 2001 or until their respective successors are elected and qualified or their earlier death, resignation or removal. The Board of Directors has nominated Ms. Lazarus and Messrs. Grayson and Spainhour for re-election as Class I Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of a nominee unable to serve.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE COMPANY'S NOMINEES AS CLASS I DIRECTORS.

   Set forth below is a brief biography of each nominee for election as a Class I Director and of all other members of the Board of Directors who will continue in office.

                  NOMINEES FOR ELECTION AS CLASS I DIRECTORS
                              TERM EXPIRING 2001

   ROBERT C. GRAYSON, AGE 53. Mr. Grayson has been a Director of the Company and its wholly owned operating subsidiary, AnnTaylor, Inc. ("Ann Taylor"), since April 1992. He has been president of Robert

C. Grayson & Associates, Inc., a retail marketing consulting firm, since February 1992. He also serves as chairman of Berglass-Grayson, a management consulting firm, since June 1995. He was a vice chairman of the board of Tommy Hilfiger Corp., an apparel manufacturer and retailer, and chairman of the board of Tommy Hilfiger Retail, a subsidiary of such company, from June 1994 to March 1996. Mr. Grayson is also a director of Sunglass Hut International, Inc. and Kenneth Cole Productions, Inc.

   ROCHELLE B. LAZARUS, AGE 50. Ms. Lazarus has been a Director of the Company and Ann Taylor since April 1992. She has been chief executive officer of Ogilvy & Mather Worldwide, an advertising agency, since September 1996, and also chairman of Ogilvy & Mather Worldwide since March 1997. She was president and chief operating officer of Ogilvy & Mather Worldwide from December 1995 to September 1996, and was president of Ogilvy & Mather North America from April 1994 to December 1995. From June 1991 to April 1994, Ms. Lazarus was president of Ogilvy & Mather New York.

   J. PATRICK SPAINHOUR, AGE 48. Mr. Spainhour has been Chairman and Chief Executive Officer of the Company and Ann Taylor since August 1996 and a Director of the Company and Ann Taylor since February 1996. From February 1996 to August 1996, he was President and Chief Operating Officer of the Company and Ann Taylor. From August 1994 to February 1996, Mr. Spainhour was executive vice president and chief financial officer of The Donna Karan Company, a designer apparel company. From February 1993 to July 1994, he was executive vice president, finance and operations of the Stride Rite Corporation, a footwear company.

                         INCUMBENT CLASS II DIRECTORS
                              TERM EXPIRING 1999

   JAMES J. BURKE, JR., AGE 46. Mr. Burke has been a Director of the Company and Ann Taylor since February 1989. He has been a partner of Stonington Partners, Inc. ("Stonington Partners"), a private investment firm, since November 1993, and a director of Stonington Partners since August 1993. He was a partner of Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a private investment firm associated with Merrill Lynch & Co., Inc. ("ML&Co."), from May 1993 through June 1994, and was president and chief executive officer of ML Capital Partners from January 1987 through April 1993. Mr. Burke was a first vice president of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") from July 1988 through June 1994 and was a managing director of the Investment Banking Division of ML&Co. from April 1985 through June 1994. Since June 1994, Mr. Burke has served as a consultant to ML Capital Partners. Mr. Burke is also a director of Borg-Warner Security Corporation, Education Management Corp., Pathmark Stores, Inc., Supermarkets General Holdings Corporation and United Artists Theatre Circuit, Inc., and several privately held companies.

   PATRICIA DEROSA, AGE 45. Ms. DeRosa has been President, Chief Operating Officer and a Director of the Company and Ann Taylor since December 1996. From August 1995 to November 1996, she was executive vice president, business development of Charming Shoppes, Inc., a women's specialty apparel retailer. From 1975 to 1981 and from 1983 to August 1995, she served in various capacities at The Gap, Inc., a specialty apparel retailer, including from 1993 to 1995 as president of the GapKids division.

                        INCUMBENT CLASS III DIRECTORS
                              TERM EXPIRING 2000

   GERALD S. ARMSTRONG, AGE 54. Mr. Armstrong has been a Director of the Company and Ann Taylor since February 1989. He has been the Managing Partner of Arena Capital Partners, LLC ("Arena"), a private investment firm, since January 1998. Mr. Armstrong was a partner of Stonington Partners from November 1993 to December 1997, and a director of Stonington Partners from August 1993 to December 1997. He was a partner of ML Capital Partners from May 1993 through June 1994, and was an executive vice president of ML Capital Partners from November 1988 through April 1993. Mr. Armstrong was also a managing director of the Investment Banking Division of ML&Co. from November 1988 through June 1994. Since June 1994, Mr. Armstrong has served as a consultant to ML Capital Partners. Mr. Armstrong is also a director of Blue Bird Corporation and World Color Press, Inc.

   HANNE M. MERRIMAN, AGE 56. Ms. Merriman has been a Director of the Company and Ann Taylor since December 1993. She has been the Principal in Hanne Merriman Associates, retail business consultants, since January 1992. Ms. Merriman is also a director of USAirways Group, Inc., The Rouse Company, State Farm Mutual Automobile Insurance Company, Ameren Corp., Central Illinois Public Service Company, T. Rowe Price Mutual Funds, and Finlay Enterprises, Inc. She also serves as a director of the Children's Hospital (part of the Children's National Medical Center), is a member of the National Women's Forum and is a Trustee of the American-Scandinavian Foundation.

   Messrs. Armstrong and Burke serve on the Board of Directors of the Company and Ann Taylor as representatives of ML&Co. and certain of its affiliates which, as of the Record Date, beneficially owned an aggregate of 24% of the Common Stock. See "Compensation of Directors and Related Matters", "Compensation Committee Interlocks and Insider Participation" and "Beneficial Ownership of Common Stock".

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

   The Company's Board of Directors held six meetings in fiscal 1997. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served. The Board of Directors has established standing Audit, Compensation and Nominating Committees. The membership and functions of the standing committees of the Board of Directors are as follows:

   AUDIT COMMITTEE: The principal functions of the Audit Committee include recommending independent auditors and reviewing the terms of their engagement; conferring with them regarding the scope and results of their audit of the Company's financial statements, and regarding the Company's internal accounting controls and other matters; conferring with the Company's director of internal audit regarding planned activities of the Company's internal audit department and reviewing the results of such audits; and reviewing the adequacy of internal accounting controls and the results of fiscal policies and financial management of the Company. The Audit Committee held three meetings in fiscal 1997. The current members of the Audit Committee are Mr. Grayson (Chairman), Ms. Lazarus and Ms. Merriman.

   COMPENSATION COMMITTEE: The principal functions of the Compensation Committee are to establish the Company's executive compensation practices; review and approve or make recommendations regarding the compensation of the executive officers of the Company; and to administer certain of the Company's benefit plans, including its stock option plans and other incentive compensation plans. The Compensation Committee held seven meetings in fiscal 1997. The current members of the Compensation Committee are Mr. Armstrong, Mr. Burke, Ms. Lazarus (Chairman) and Ms. Merriman.

   NOMINATING COMMITTEE: This Committee was formed in April 1997 to make recommendations to the Board of Directors with respect to qualified candidates to be nominated by the Board to serve as Directors of the Company. The Committee will consider nominees recommended by stockholders. To be considered, such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data, and the written consent of the proposed nominee to serve, if elected. In addition, the Company's By-Laws provide procedures under which stockholders may directly nominate persons for election as directors. See "Stockholder Proposals for 1999 Annual Meeting". The Nominating Committee held no formal meetings in fiscal 1997, although the members of the Committee conferred with each other informally throughout the year regarding the desired qualifications of prospective Board candidates. The current members of the Nominating Committee are Mr. Armstrong, Mr. Grayson and Ms. Merriman (Chairman).

COMPENSATION OF DIRECTORS AND RELATED MATTERS

   Directors who are employees of the Company, and Directors serving on the Board as representatives of ML&Co. and certain of its affiliates, do not receive any compensation for serving on the Board of Directors of either the Company or Ann Taylor. For fiscal 1997, Directors who were not employees of the Company or representatives of ML&Co. or its affiliates received an annual retainer of $20,000, plus $750 for each meeting of the Board or committee of the Board that they attended.

   The compensation of non-employee directors has been unchanged since 1992. At management's request, and after consultation with the Company's independent compensation consultant and review of data regarding compensation paid to non-employee directors by other companies, including companies in the Company's industry, upon the recommendation of the Compensation Committee, in April 1998 the Board of Directors adopted a revised compensation program for its non-employee directors, effective beginning with fiscal year 1998. Among other things, this program provides for the award to non-employee directors of stock options, in order that a meaningful portion of such directors' compensation, like the compensation of the Company's executives, be tied to the performance of the Company's Common Stock.

   Commencing fiscal year 1998, the per-meeting fee paid to non-employee directors for attendance at Board and Board committee meetings has been increased to $1,000, and the Chairman of each committee of the Board will also receive an annual stipend of $3,000 for their service in such capacity. The amount of the annual retainer remains unchanged at $20,000. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a stock option to purchase 2,000 shares of Common Stock. Any new director joining the Board will, at the time of election, also receive an initial grant of an option to purchase 7,500 shares of Common Stock and, in connection with the initiation of this new director compensation program, the current non-employee directors will each be granted a one-time option to purchase 7,500 shares of Common Stock, such grant to be made on the date of the 1998 Annual Meeting. All stock option grants to directors will be made under the Company's 1992 Stock Option and Restricted Stock and Unit Award Plan (the "Stock Option Plan"), will have an exercise price equal to the Fair Market Value (as defined under the Stock Option Plan) of a share of Common Stock on the date of grant, and will have a term of ten years. Directors' rights to exercise stock options will vest on the first anniversary of the date of the grant.

   Mr. Armstrong and Mr. Burke serve on the Boards of Directors of the Company and Ann Taylor as representatives of ML&Co. and certain of its affiliates pursuant to consulting agreements between them and ML&Co. Such consulting agreements provide, among other things, for their continued availability to serve on the Boards of Directors of the Company, Ann Taylor and certain other companies in which ML&Co. or certain of its affiliates have equity investments, unless requested to resign by ML&Co., and for their compensation by ML&Co. for serving in such capacities and for other consulting services. Messrs. Armstrong and Burke have declined to receive any compensation from the Company (including stock options) as long as they are receiving compensation from ML&Co. for their service on the Company's Board.

EXECUTIVE OFFICERS

   The following table sets forth certain information regarding the executive officers of the Company as of April 30, 1998:

 NAME                          POSITION AND OFFICES
 ----                          --------------------
J. Patrick Spainhour ......... Chairman, Chief Executive Officer and Director of the Company and
                               Ann Taylor
Patricia DeRosa .............. President, Chief Operating Officer and Director of the Company
                               and Ann Taylor
Walter J. Parks .............. Senior Vice President--Chief Financial Officer and Treasurer of
                               the Company and Ann Taylor
Jocelyn F.L. Barandiaran ..... Senior Vice President--General Counsel and Secretary of the
                               Company and Ann Taylor
James M. Smith ............... Vice President--Controller and Assistant Treasurer of the Company
                               and Ann Taylor

   Information regarding Mr. Spainhour and Ms. DeRosa is set forth above under "Nominees for Election as Class I Directors" and "Incumbent Class II Directors", respectively.

   WALTER J. PARKS, AGE 39. Mr. Parks has been Senior Vice President--Chief Financial Officer and Treasurer of the Company and Ann Taylor since February 1997, and was Senior Vice President--Finance of the Company and Ann Taylor from February 1995 to February 1997. He has been employed by Ann Taylor since 1988 and has held various positions, including General Accounting Manager, Director of Financial Reporting and, from 1992 to 1995, Vice President of Financial Reporting.

   JOCELYN F.L. BARANDIARAN, AGE 37. Ms. Barandiaran has been Senior Vice President--General Counsel and Secretary of the Company and Ann Taylor since October 1996. She served as Vice President--General Counsel and Secretary of the Company and Ann Taylor from May 1992 to September 1996.

   JAMES M. SMITH, AGE 36. Mr. Smith has been Vice President--Controller and Assistant Treasurer of the Company since March 1997, and has been Vice President--Controller and Assistant Treasurer of Ann Taylor since February 1995. From February 1993 to January 1995, Mr. Smith was Director of Financial Reporting for Ann Taylor. From July 1983 to January 1993, Mr. Smith was employed by Deloitte & Touche LLP, an accounting firm, including as senior manager for the last two of those years.

                            EXECUTIVE COMPENSATION

   The following table sets forth information regarding the annual and long-term compensation awarded or paid for each of the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company and Ann Taylor as of January 31, 1998, as well as information regarding compensation to a former executive officer who resigned from office during fiscal 1997 (collectively, the "named executives"). Mr. Spainhour and Ms. DeRosa were not employed by the Company prior to fiscal year 1996; accordingly, no information is set forth in the table with respect to them for 1995.

                                   TABLE I
            SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

                                                                                       LONG-TERM
                                                ANNUAL COMPENSATION                   COMPENSATION
                                      -------------------------------------- -----------------------------
                                                               OTHER ANNUAL     RESTRICTED     SECURITIES     ALL OTHER
                              FISCAL                 BONUS     COMPENSATION    STOCK AWARDS    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR    SALARY ($)   ($)(A)         ($)             ($)        OPTIONS (#)      ($)(B)
---------------------------  -------- ----------  ---------- --------------  --------------- ------------  --------------
J. Patrick Spainhour (c) ...   1997     $656,250   $ 81,250         --              --             --          $ 3,306
 Chairman and Chief            1996      556,074    295,000         --          $1,378,125(d)   175,000           --
 Executive Officer             1995        --         --            --              --             --             --
Patricia DeRosa.............   1997      600,000    150,000      $367,234(e)        --             --             --
 President and Chief           1996       86,538      --            --             987,500(f)   100,000           --
 Operating Officer             1995        --         --            --              --             --             --
Walter J. Parks.............   1997      245,000     15,313         --              --           16,000          2,438
 Senior Vice President--       1996      215,000     32,250         --              --            7,500          2,312
 Chief Financial Officer
  and Treasurer                1995      165,000      --            --              --           10,000          3,686
Jocelyn F.L. Barandiaran ...   1997      225,000     14,063         --              --           16,000           --
 Senior Vice President--       1996      215,000     32,250         --              --            5,000           --
 General Counsel and           1995      200,000      --            --              --            7,500           --
 Secretary
James M. Smith..............   1997      140,000      7,000         --              --            7,500          2,374
 Vice President--Controller    1996      125,000     11,250         --              --            5,000          1,875
 and Assistant Treasurer       1995      110,000      --            --              --            5,000          1,710
Barry I. Shapiro (g)........   1997      154,807      --            --              --           16,000(h)      54,272(i)
 Former Executive Vice         1996      285,000     68,400         --              --            7,500(h)       2,294
 President--General            1995      250,000      --            --              --           15,000(h)       3,604
 Manager--Ann Taylor Loft

-------------------
(a) Bonus awards were paid pursuant to the Company's Management Performance Compensation Plan, except that a portion of the bonus amounts indicated for Mr. Spainhour for 1996 and for Ms. DeRosa for 1997 were guaranteed bonuses paid to them in accordance with the terms of their respective employment agreements with the Company.
(b) Except as otherwise indicated, represents contributions made by the Company on behalf of the named executives to its 401(k) Savings Plan.
(c) Mr. Spainhour joined the Company as President and Chief Operating Officer in February 1996 and was promoted to Chairman and Chief Executive Officer effective August 23, 1996.
(d) Represents the market value, on the date of the grant, of 75,000 restricted shares of Common Stock granted to Mr. Spainhour on December 13, 1996 in connection with his promotion to Chairman and Chief Executive Officer of the Company. The value of these shares as of January 31, 1998 was $876,563. Mr. Spainhour's rights to these shares vest with respect to one-third of the grant per year on each of the first three anniversaries of August 23, 1996, the effective date of his promotion, subject to his continued employment by the Company. Mr. Spainhour would be entitled to receive dividends on these restricted shares if any dividends are paid by the Company on its Common Stock.
(e)    Represents reimbursement of relocation expenses.
(f) Represents the market value, on the date of the grant, of 30,000 restricted shares of Common Stock and 20,000 restricted units granted to Ms. DeRosa on December 9, 1996 in connection with her commencement of employment, pursuant to her employment agreement with the Company. The value of these shares and units as of January 31, 1998, was $584,375. Ms. DeRosa's rights to these shares and units vest with respect to one-third of the grant per year on each of the first three anniversaries of December 9, 1996, the effective date of her employment agreement, subject to her continued employment by the Company. Ms. DeRosa would be entitled to receive dividends on these restricted shares if any dividends are paid by the Company on its Common Stock.
(g)    Mr. Shapiro resigned from his employment effective July 15, 1997.
(h) All unvested options were canceled upon separation of employment, and unexercised vested options were canceled 90 days after separation of employment, in accordance with the terms of the Stock Option Plan.
(i) Of this amount, $52,308 represents severance payments made in accordance with the terms of Mr. Shapiro's separation agreement with the Company.

   The following table sets forth certain information with respect to stock options awarded during fiscal year 1997 to the named executives listed in Table I above. These option grants also are reflected in Table I. In accordance with Securities and Exchange Commission ("Commission") rules, the hypothetical realizable values for each option grant are shown based on compound assumed annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                   TABLE II
                  STOCK OPTIONS GRANTED IN FISCAL YEAR 1997

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                       ANNUAL RATES OF
                                             % OF TOTAL #                                   STOCK
                           # OF SECURITIES    OF OPTIONS                             PRICE APPRECIATION
                              UNDERLYING      GRANTED TO    EXERCISE                 FOR OPTION TERM (A)
                               OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION  ---------------------
NAME                         GRANTED (B)     FISCAL 1997    ($/SHARE)      DATE       5% ($)   10% ($)
----                       ---------------   ------------   ---------   ----------  --------   ----------
J. Patrick Spainhour  ....        --              --            --          --          --         --
Patricia DeRosa ..........        --              --            --          --          --         --
Walter J. Parks ..........      16,000           2.71 %       21.00      2/20/07     211,360    535,520
Jocelyn F.L. Barandiaran .      16,000           2.71 %       21.00      2/20/07     211,360    535,520
James M. Smith ...........       7,500           1.27 %       21.00      2/20/07      99,075    251,025
Barry I. Shapiro (c)  ....      16,000           2.71 %       21.00      2/20/07     211,360    535,520

(a) These columns show the hypothetical realizable value of the options at the end of the ten-year term of the options, assuming that the market price of the Common Stock subject to the options appreciates in value at the annual rate indicated in the table, from the date of grant to the end of the option term.
(b) One-third of the options granted to each of these named executives are "time vesting" options that vest 25% per year on each of the first through fourth anniversaries of the date of grant. The remaining two-thirds of these options are "performance vesting" options that become fully exercisable upon the earliest to occur of: (i) the seventh anniversary of the date of grant, (ii) the date on which the closing price of the Common Stock on the New York Stock Exchange is at least $30.00 per share for ten consecutive trading days, provided that this occurs before the fifth anniversary of the date of grant, and (iii) the date on which the Company's aggregate consolidated net income before extraordinary items for four consecutive quarters equals at least $1.50 per share, provided that this occurs before the fifth anniversary of the date of grant. If the Company achieves 80% of either of the performance measures described in (ii) or (iii) above by the fifth anniversary of the date of grant, then a portion of the performance vesting options becomes exercisable, equal to 25% of the number of shares included in the grant plus 3.75% for every percentage point by which performance exceeds 80% of the measure. Upon the occurrence of one of the following "Acceleration Events", all options will become vested: (i) any person (excluding ML Capital Partners and its affiliates, and certain other persons) becomes the owner of at least 20% of the outstanding Common Stock, (ii) a majority of the Board of Directors changes, or (iii) a merger or other specified event occurs.
(c) None of such options were vested at the time of Mr. Shapiro's separation of employment and all were canceled upon separation in accordance with the terms of the Stock Option Plan.

   The following table shows the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each such officer at the end of fiscal year 1997, and the value of all such options that were "in the money" (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal year 1997.

                                  TABLE III
                        FISCAL YEAR END OPTION VALUES

                                                             $ VALUE OF UNEXERCISED
                                NUMBER OF SECURITIES          IN-THE-MONEY OPTIONS
                           UNDERLYING UNEXERCISED OPTIONS     AT END OF FISCAL 1997
                                AT END OF FISCAL 1997       EXERCISABLE/UNEXERCISABLE
NAME                          EXERCISABLE/UNEXERCISABLE                (A)
-------------------------  ------------------------------ ---------------------------
J. Patrick Spainhour  ....         50,000/125,000                     $0/$0
Patricia DeRosa ..........          16,666/83,334                     $0/$0
Walter J. Parks ..........          9,637/36,833                    $2,297/$0
Jocelyn F.L. Barandiaran .         30,416/38,084                      $0/$0
James M. Smith ...........          4,997/20,003                      $0/$0
Barry I. Shapiro .........               0/0                          $0/$0

(a) Calculated based on the closing market price of the Common Stock of $11.6875 on January 30, 1998, the last trading day in fiscal year 1997, less the amount required to be paid upon exercise of the option.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

   The aim of the Company's compensation practices is to attract and retain highly talented, results-oriented executives of experience and ability, and to provide those executives with appropriate incentives to achieve the Company's short term and long term financial objectives. The Company's compensation programs are designed to "pay for performance", through a combination of a cash incentive compensation program that rewards executives for achievement of short term objectives, and long term incentive programs, such as the Company's stock option plan, that reward executives based on long term corporate performance.

   In 1997, executive compensation generally had two principal components:
(i) cash compensation, consisting of both a base salary, and participation in the Company's Management Performance Compensation Plan, that paid cash awards based upon achievement of short term (seasonal) Company operating profit targets established by the Committee, and (ii) stock option grants, having an exercise price equal to the market price of the Common Stock at the time of grant, making the value of the stock options dependent upon the long term performance of the Company.

   As reported in last year's Compensation Committee Report, at the Committee's direction, in 1997 the Company engaged an independent, nationally recognized compensation consultant to assist the Committee in a comprehensive review of the Company's compensation practices and programs. As a result of this analysis, in December 1997 the Compensation Committee adopted certain significant changes to the Company's compensation programs, effective in fiscal 1998. These changes are designed to (i) more effectively tie executive incentive compensation to achievement of objectives related to the Company's strategic plan, by broadening the range of performance targets against which performance may be measured, (ii) provide incentive to members of cross-functional teams to work cohesively, by linking a portion of their individual incentive compensation to achievement of team goals, (iii) link a portion of incentive compensation to individual performance, in addition to overall corporate and team performance, and (iv) ensure adequate incentive to senior executives to achieve the Company's long term financial goals.

   An executive's annual base salary generally is intended to be positioned within a range comparable to the competitive median salary, but the executive's targeted total compensation, including long term incentives, is intended to be positioned above median, up to approximately the 75th percentile of competitive practice, provided that performance objectives are achieved. In determining an individual executive's compensation, consideration is given to, among other things, the executive's experience and anticipated contribution to the Company, as well as to compensation paid to like executives at other companies. No specific weight is given to any of these considerations. The competitive set of companies used in evaluating the competitive position of the Company's compensation programs generally, as well as for compensation of individual executives, was identified by the Committee with the aid of the Company's Senior Vice President--Human Resources and the independent compensation consultant, and represents companies in the Company's industry, including companies among the Dow Jones Specialty Apparel Retailers Index, to the extent information is available.

   The Company may also make grants of shares of restricted stock when deemed necessary in order to attract or retain executives. Restricted stock awards are intended as special recognition for executives who make a superior contribution to achievement of the Company's goals, or in acknowledgment of the executive's potential for advancement beyond their current position.

CASH COMPENSATION

   As noted above, an executive's base salary typically is set at an amount that is approximately at the median range of compensation for equivalent positions. Thus, base compensation alone is less than the executive's targeted total compensation level. In order to attain the targeted compensation level, the executive is dependent, in part, upon earning the variable, performance-based component that is provided for under the Company's Management Performance Compensation Plan (the "Performance Compensation Plan"). This cash compensation structure is intended to provide executives with a balance between compensation security and appropriate incentives to use their best efforts to cause the Company to achieve and exceed its strategic objectives.

   In 1997, the Performance Compensation Plan was administered on a seasonal basis, with the Compensation Committee establishing a single corporate operating profit target for each Spring and Fall season, applicable to all participants under the Performance Compensation Plan. Commencing with fiscal year 1998, in order to enhance focus on greater consistency in financial performance from period to period, the Committee will establish and measure performance objectives under the Performance Compensation Plan on an annual, instead of seasonal, basis. More significantly, in addition to establishing a threshold corporate net income target that must be achieved before incentive compensation may be paid to any participant under the plan for the year, there may also be established for each participant personalized divisional, work unit and/or individual performance objectives. As a result, all or a portion of the individual's incentive compensation will relate not only to the achievement of the Company's profit objective, but will also reflect the individual participant's role in the Company, their scope of influence on corporate or divisional results, and their personal job performance, by relating a portion of their incentive compensation to achievement of specific objectives that were established for that individual or specific objectives that were established for their team or work unit. The Committee believes that this approach to performance compensation provides greater incentive and motivation to executive participants to achieve specified performance objectives, as a result of the participants' increased awareness that their individual actions will have a more direct effect on their personal earnings potential.

   If the performance targets established under the Performance Compensation Plan are achieved, incentive compensation is paid such that, when added to the executive's base compensation, the executive achieves his or her targeted cash compensation level. If the performance targets are exceeded, the executive's contribution to this performance is reflected by a greater incentive compensation payment under the plan. Similarly, failure to reach the stated performance objectives results in the executive's performance compensation, and thus total cash compensation, being less than the targeted level.

LONG TERM INCENTIVE COMPENSATION

   The other principal component of executive compensation has been stock options, which are intended to focus executives' efforts on the Company's long term financial performance and the market value of the Common Stock, by giving executives a financial interest as beneficial owners of Company Common Stock. The exercise price of stock options is set at a price equal to or greater than the market price of the Common Stock at the time of the grant. As a result, the options do not have any value to the executive unless the market price of the Common Stock rises.

   The Committee continues to believe that stock options provide valuable incentive and are an important aid in aligning executives' interests with those of stockholders and focusing management on building profitability and long term stockholder value. However, as a result of the volatility in the market price of the Common Stock over the past several years, there was concern that executives or candidates whom the Company wished to attract would not fully credit or appreciate the value of Ann Taylor stock options, thus making them a less viable retention tool. The Committee therefore recommended, and the Board adopted, the Long Term Cash Incentive Compensation Plan ("Long Term Cash Plan"), which is also being presented to stockholders for approval at the Annual Meeting, which is intended to replace a portion of the incentive compensation previously represented by annual stock option grants.

   Under the Long Term Cash Plan, each year the Committee will designate a consecutive three-year period as a "performance cycle", and will establish a three-year cumulative earnings per share target that must be achieved in order for incentive compensation to be paid under the plan at the end of the three-year cycle. The Committee believes that there should be a direct correlation between achievement of these cumulative earnings per share targets and an increase in long term stockholder value, but also expects that plan participants will more readily perceive and accept the potential value of this compensation program, as compared to stock options. On April 9, 1998, the Committee designated the three-year period of 1998-2000 as a performance cycle under the Long Term Cash Plan, established a cumulative earnings per share target for the period, and approved as participants under the plan for the period the 17 Ann Taylor officers who are Senior Vice Presidents or above, comprising the Ann Taylor Executive Committee, whom the Committee believes can have the greatest impact on long term corporate financial performance. These designations were made contingent upon obtaining stockholder approval of the plan at the 1998 Annual Meeting.

   The Compensation Committee also expects to continue to make periodic grants of stock options, approximately annually, to provide incentive and to remain competitive with industry peers and leaders. Stock options awards are also expected to continue to be an integral part of new hire compensation packages for executives. However, for executives who also participate in the Long Term Cash Plan, the target awards potentially payable under that plan are intended to replace a portion of the stock options that otherwise might have been awarded to them.

ANALYSIS OF 1997 COMPENSATION OF CHIEF EXECUTIVE OFFICER

   The Compensation Committee typically takes action with respect to executive compensation in the beginning of the fiscal year. Mr. Spainhour was promoted to the office of Chairman and Chief Executive Officer effective August 23, 1996, only five months before the start of the 1997 fiscal year. In determining Mr. Spainhour's compensation as Chairman and Chief Executive Officer at the time of his promotion, the Committee took into consideration the greater responsibilities of Mr. Spainhour's new office, the compensation of his immediate predecessor, and competitive salaries and incentives awarded to other chief executives in the Company's industry, among other things. In connection with his promotion, Mr. Spainhour's base salary was increased to $650,000, with a further increase to $725,000 to take effect on January 1, 1998. He was also granted a significant amount of stock options and restricted shares. (See "Executive Compensation--Employment Agreements" below.) Based on the timing of Mr. Spainhour's promotion and the related compensation adjustments, the Committee did not deem it necessary to take any additional compensation action with respect to Mr. Spainhour in 1997, other than designation of his participation under the Performance Compensation Plan for the fiscal year.

   Mr. Spainhour's performance compensation percentage under the Performance Compensation Plan for 1997 was set at 25% for each of the Spring and Fall Seasons (50% on an annualized basis), reflecting the Committee's belief that a significant portion of the Chief Executive Officer's target compensation should be performance compensation, at risk unless the Company's financial objectives are achieved. The Company achieved operating income that was within the range established by the Committee for the

Spring 1997 Season, although less than the target level, and Mr. Spainhour received a bonus under the Performance Compensation Plan equal to 12.5% for that season. The Company did not achieve the operating income range set by the Committee for the Fall 1997 Season, and as a result no compensation was paid to Mr. Spainhour (or any other participant) under the Performance Compensation Plan for the Fall season.

APPLICABILITY OF SECTION 162(M) TO COMPANY COMPENSATION PROGRAMS

   It is the Company's preference that compensation paid to its executives qualify as tax deductible expenses of the Company, to the maximum extent possible under applicable tax laws, including Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which addresses the tax deductibility of certain executive compensation payments. The Company's incentive compensation plans are designed to permit awards made under these plans to so qualify for deduction. The Company reserves the right, however, to make compensation payments that do not qualify for tax deduction, where the Company believes such arrangements to be in the Company's interests.

   In order for the Long Term Cash Plan to satisfy the requirements of
Section 162(m) of the Code, it is necessary to obtain stockholder approval of this plan, and the plan is therefore being submitted to stockholders for approval at this meeting.

                                          ROCHELLE B. LAZARUS (Chairman)
                                          GERALD S. ARMSTRONG
                                          JAMES J. BURKE, JR.
                                          HANNE M. MERRIMAN

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   As of the Record Date, ML&Co. and certain of its affiliates beneficially owned an aggregate of approximately 24% of the outstanding Common Stock. Messrs. Armstrong and Burke serve on the Boards of Directors of the Company and Ann Taylor as representatives of ML&Co. and its affiliates. Accordingly, ML&Co. and its affiliates are in a position to influence the management of the Company. Messrs. Armstrong and Burke are also members of the Compensation Committee of the Board of Directors of the Company.

   PENSION PLAN. Effective July 1, 1989, Ann Taylor adopted a defined benefit retirement plan for the benefit of employees of Ann Taylor and its wholly owned subsidiaries which is intended to qualify under Section 401(a) of the Code (as amended, the "Pension Plan"). The Pension Plan originally provided for calculation of benefits based on a "cash balance" formula. The Pension Plan has been amended over time, and was most recently amended and restated as of January 1, 1998, to provide for calculation of benefits based on a "career average" formula instead of a cash balance formula.

   Prior to January 1, 1998, using a "cash balance" formula, an account was established for each participant under the Pension Plan. This account was credited with a benefit equal to 3% of compensation during each of the participant's first nine years of service, 4% of compensation during each of the participant's next five years of service, and 5% of compensation during each of the participant's years of service thereafter. Compensation for this purpose included salary, bonus and certain other benefits. The Code limited the compensation that could be taken into account under the Pension Plan for any participant. Participants' accounts were also credited with interest quarterly, at a rate equal to the average one-year Treasury bill rate. Retirement benefits were determined by dividing the amount of a participant's account by a specified actuarial factor, subject, however, to the limitation imposed by the Code.

   Effective January 1, 1998, the Pension Plan was amended and restated and the method of calculation of retiree benefits was changed to a "career average" formula. Under this method, each participant's service and annual earnings are used to calculate their annual pension accrual. During a participant's first ten years with the Company, their pension will accrue, for each year of participation in the Pension Plan, at the rate of 1.25% of their current year's pay up to the Social Security Wage Base ("Wage Base") plus 1.6% of any pay that exceeds the Wage Base, up to the maximum amount permitted by the Code. Upon completion of more than 10 years of service, the participant's annual pension accrual increases to 1.6% of the current year's pay, up to the Wage Base, plus 1.95% of any pay over the Wage Base, up to the maximum amount permitted by the Code. This change was made in order to provide increased pension benefits to long service employees.

   Pension benefits are fully vested after five years of service.
Participants receive credit for service with Ann Taylor prior to July 1, 1989 for purposes of vesting, and for purposes of calculating benefits under the Pension Plan.

   There is no interruption in participation for those employees who were participants in the Pension Plan as of December 31, 1997; their cash balance benefit was frozen as of that date. Employees who retired prior to January 1, 1998 received benefits that were determined applying the cash balance formula. Pension benefits for employees who retire on or after January 1, 1998 are calculated using whichever of the two--the amount in their cash balance account as of December 31, 1997, or the career average formula--provides greater benefits.

   Under the Code, the annual compensation that may be taken into account for purposes of calculating benefits under the Pension Plan is limited to $160,000 (indexed for inflation). With the exception of Mr. Smith, all current executives named in Table I have annual compensation which exceeds this figure, and the calculation of benefits for these executives is based on the lower plan limitation amount.

   As of December 31, 1997, the credited years of service under the Pension Plan for Mr. Spainhour was 1.8 years; Ms. DeRosa one year; Mr. Parks 9.3 years; Ms. Barandiaran 5.6 years; and Mr. Smith 4.9 years. The estimated monthly retirement benefit, payable as a single life annuity, that would be payable to each of the executives named in Table I who were participants in the Pension Plan during fiscal 1997, assuming (i) no increases in income and
(ii) retirement and the commencement of benefit payments at age 65, is as follows: Mr. Spainhour, $3,923; Ms. DeRosa, $4,354; Mr. Parks, $7,734; Ms. Barandiaran, $7,291; and Mr. Smith, $7,242. These benefits would not be subject to any reduction for social security or other offset amounts. Mr. Shapiro is not entitled to retirement benefits under the Pension Plan because he left the Company before his pension vested.

   EMPLOYMENT AGREEMENTS. Spainhour Employment Agreement. Effective as of February 19, 1996, the Company and Mr. J. Patrick Spainhour entered into an employment agreement in connection with his commencement of service as an employee of the Company. This agreement was amended as of August 23, 1996 (as amended, the "Spainhour Agreement") in connection with Mr. Spainhour's promotion to Chairman and Chief Executive Officer of the Company. The Spainhour Agreement provides for Mr. Spainhour's employment as Chairman and Chief Executive Officer of the Company for a term of three years, which term is automatically extended on an annual basis for one additional year unless either party provides notice that it does not wish to extend the term (a "Nonrenewal Notice"). Under the Spainhour Agreement, effective January 1, 1998, Mr. Spainhour is entitled to an annual base salary of not less than $725,000. Mr. Spainhour also is entitled to participate in the Company's annual bonus and stock option plans, as well as other Company benefit programs.

   Pursuant to the terms of the Spainhour Agreement, Mr. Spainhour was granted, under the Stock Option Plan, an option to purchase 100,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date Mr. Spainhour commenced employment with the Company. These options vest 50% on each of the first two anniversaries of the date of grant and are subject to accelerated vesting and termination in accordance with the terms of the Stock Option Plan. In addition, in connection with his promotion to Chairman and Chief Executive Officer of the Company, Mr. Spainhour received (i) a "performance vesting" option to purchase 75,000 shares of Common Stock under the Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on the date of grant, which option vests on the ninth anniversary of the date of grant, subject to earlier vesting upon the occurrence of certain performance criteria and subject to accelerated vesting and termination in accordance with the terms of the Stock Option Plan; and (ii) 75,000 restricted shares of Common Stock, one-third of which vest on each of the first three anniversaries of August 23, 1996 (the effective date of the amendment to the Spainhour Agreement), subject to accelerated vesting in accordance with the terms of the Stock Option Plan, or upon the termination of Mr. Spainhour's employment other than for Cause or by Mr. Spainhour for Good Reason (as such terms are defined in the Spainhour Agreement).

   In the event of termination of Mr. Spainhour's employment by the Company without Cause, or by Mr. Spainhour for Good Reason, or in the event of the expiration of the term of the Spainhour Agreement by reason of a Nonrenewal Notice provided by the Company, Mr. Spainhour shall be entitled, among other things, to receive, for the longer of one year or the remaining term of the Spainhour Agreement, an amount representing his salary plus the average of his last three annual bonuses, subject to Mr. Spainhour's compliance with the noncompete and nonsolicitation provisions of the Spainhour Agreement. If any payments or benefits received by Mr. Spainhour would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Mr. Spainhour such additional amounts as may be necessary to place him in the same after-tax position as if the payments had not been subject to such excise tax.

   DeRosa Employment Agreement. On November 25, 1996, the Company and Ms. Patricia DeRosa entered into an employment agreement (the "DeRosa Agreement") in connection with her commencement of service as an employee of the Company. The DeRosa Agreement provides for Ms. DeRosa's employment as President and Chief Operating Officer of the Company for a term of three years. Under the terms of the DeRosa Agreement, Ms. DeRosa is entitled to an annual base salary of not less than $600,000 and is entitled to participate in the Company's annual bonus and stock option plans, as well as other Company benefit programs.

   Pursuant to the terms of the DeRosa Agreement, Ms. DeRosa was granted under the Stock Option Plan an option to acquire 100,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on November 25, 1996. One half of these options are "time vesting" options, one-third of which become exercisable on each of the first three anniversaries of December 9, 1996 (the "Effective Date"). The other half of the options are "performance vesting" options which vest on the ninth anniversary of Ms. DeRosa's employment, subject to earlier vesting upon the occurrence of certain performance criteria and subject to accelerated vesting and termination in accordance with the terms of the Stock Option Plan. In addition, Ms. DeRosa received 30,000 restricted shares of Common Stock and 20,000 restricted units, which represent the right to receive a cash payment based on the closing price of the Common Stock on the trading date immediately preceding the date the restrictions lapse. One-third of each of the restricted shares and restricted units vest on each of the first three anniversaries of the Effective Date.

   In the event of termination of Ms. DeRosa's employment by the Company without Cause or by Ms. DeRosa for Good Reason, Ms. DeRosa shall be entitled, among other things, to receive (i) for the longer of one year or the remaining term of the DeRosa Agreement, an amount representing her base salary and (ii) the bonus for the season in which the date of termination occurs, pro rated to reflect the number of days in such season through the date of termination, subject to Ms. DeRosa's compliance with the noncompete and nonsolicitation provisions of the DeRosa Agreement. Any unvested restricted shares and restricted units would also vest at such time. If any payments or benefits received by Ms. DeRosa would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Ms. DeRosa such additional amounts as may be necessary to place her in the same after-tax position as if the payments had not been subject to such excise tax.

   Shapiro Separation Agreement. In connection with Mr. Barry Shapiro's resignation from his position as Executive Vice President--General Manager, Ann Taylor Loft, effective July 15, 1997, the Company and Mr. Shapiro entered into a separation agreement, pursuant to which Mr. Shapiro was entitled to receive cash compensation of up to $175,000, less taxes, subject to Mr. Shapiro's compliance with the noncompete and nonsolicitation provisions of the agreement.

                           STOCK PERFORMANCE GRAPH

   The following graph compares the percentage changes in the Company's cumulative total stockholder return on the Company's Common Stock for the five-year period ended January 31, 1998, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Dow Jones Specialty Apparel Retailers Index ("DJ Apparel") for the same period. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at January 29, 1993 and assume that all dividends were reinvested.

            COMPARISON OF FIVE-YEAR ANNUAL CUMULATIVE TOTAL RETURN
               ANN TAYLOR, S&P 500 INDEX, AND DJ APPAREL INDEX

                                             Cumulative Total Return
                                  ------- ------- ------- ------- ------ -------
                                  1/30/93 1/29/94 1/28/95  2/3/96 2/1/97 1/31/98

ANNTAYLOR STORES CORP                100     102     159     53     81     55

S & P 500                            100     113     113    157    199    252

DJ RETAILERS-SPECIALTY-APPAREL       100      93      83     97    116    189



                           SECTION 16(A) BENEFICIAL
                        OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and certain officers to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to holders of more than ten percent of the Common Stock. To the Company's knowledge, based solely on a review of the copies of Section 16(a) reports furnished to the Company during the fiscal year ended January 31, 1998, or written representations from certain reporting persons that no Forms 5 were required for those persons, all transactions were reported on a timely basis.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

   As of the April 24, 1998 Record Date, the outstanding Common Stock was held of record by 730 stockholders. The following table sets forth certain information as of the Record Date concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the named executives listed in Table I above, and by all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

                                                                      NO. OF
                                                                     SHARES OF
NAME OF BENEFICIAL OWNER                                           COMMON STOCK    PERCENT
----------------------------------------------------------------  -------------- ---------
Merrill Lynch & Co., Inc. and certain affiliates (a)  ...........    6,159,018      24.0%
The Capital Group Companies, Inc. (b) ...........................    3,607,800      14.1%
FMR Corp. (c) ...................................................    3,409,405      13.3%
Fleet Financial Group, Inc. (d) .................................    1,824,484      7.1%
J. Patrick Spainhour (e) ........................................      175,387        *
Patricia DeRosa (e) .............................................       46,666        *
Walter J. Parks (e) .............................................       13,577        *
Jocelyn F.L. Barandiaran (e), (f) ...............................       36,041        *
James M. Smith (e) ..............................................        7,440        *
Barry Shapiro ...................................................           --        *
Gerald S. Armstrong (g),(h) .....................................       10,964        *
James J. Burke, Jr. (g) .........................................       52,920        *
Robert C. Grayson ...............................................       25,000        *
Rochelle B. Lazarus (i) .........................................          600        *
Hanne M. Merriman ...............................................          200        *
All executive officers and directors as a group (10 persons)(j)        368,795      1.4%

------------
*      Less than 1%

(a) Pursuant to a Schedule 13G dated February 11, 1997 and filed with the Commission by ML&Co., its subsidiary Merrill Lynch Group, Inc. ("ML Group") and certain of their affiliates (collectively, the "Merrill Lynch Entities"), ML&Co. and ML Group are deemed to beneficially own an aggregate of 6,159,018 shares of Common Stock, including 6,155,118 shares beneficially owned by them and the other Merrill Lynch Entities. ML Group may be deemed to beneficially own an aggregate of 6,159,018 shares as a result of its control of its wholly owned subsidiaries (i) Merrill Lynch Capital Partners, which is the general partner of (A) MLCP Associates L.P. No. I that owns of record 29,834 shares, and (B) Merrill Lynch LBO Partners No. B-I, L.P., a limited partnership that acts as general partner of Merrill Lynch Capital Appreciation Partnership No. B-II that owns of record 3,010,249 shares and ML Offshore LBO Partners No. B-II that owns of record 1,756,892 shares;
       (ii) KECALP Inc. and Merrill Lynch MBP Inc., each of which acts as general partners of limited partnerships that are record owners of shares (no such limited partnership is the record holder of more than 5% of the outstanding Common Stock) ; and (iii) ML IBK Positions, Inc. that owns of record 851,656 shares. In addition, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a wholly owned subsidiary of ML&Co. and a registered broker-dealer, may be deemed to beneficially own shares as a result of acting as a sponsor of five unit investment trusts, none of which individually or together owns more than 5% of the Common Stock. The Merrill Lynch Entities are deemed to have shared voting and investment power with other ML&Co. affiliates with respect to the shares of Common Stock deemed to be beneficially owned by them. The address for ML&Co. and ML IBK Positions, Inc. is 250 Vesey Street, World

       Financial Center, North Tower, New York, New York 10281. The address for ML Offshore LBO Partnership No. B-II is P.O. Box 25, Roseneath, The Grange, St. Peter Port, Guernsey, The Channel Islands. The address for each of the other Merrill Lynch Entities is 225 Liberty Street, New York, New York 10080.
(b) Based upon information provided by The Capital Group Companies, Inc. ("The Capital Group"), The Capital Group is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over securities reported. The investment management companies and several investment advisers provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group does not have investment power or voting power over any of the securities reported; however, it may be deemed to "beneficially own" such securities under the Exchange Act. Pursuant to an amendment dated February 10, 1998 to a Schedule 13G filed with the Commission by The Capital Group and its subsidiary, Capital Research and Management Company ("Capital Research"), The Capital Group is deemed to beneficially own and have sole voting power with respect to 799,000 shares, and sole dispositive power with respect to 2,203,400 shares; Capital Research is deemed to beneficially own and have sole dispositive power with respect to 1,404,400 shares as a result of acting as an investment adviser to various investment companies. Each of The Capital Group and Capital Research disclaims beneficial ownership of the shares deemed to be beneficially owned by them under the Exchange Act. The address for The Capital Group and Capital Research is 333 South Hope Street, Los Angeles, California 90071.
(c) Pursuant to an amendment dated February 14, 1998 to a Schedule 13G filed with the Commission by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, each of FMR Corp. and Edward C. Johnson 3d had sole voting power with respect to 224,200 shares and sole dispositive power with respect to 3,409,405 shares, and Abigail P. Johnson had no voting power with respect to any of the shares, and sole dispositive power with respect to 3,409,405 shares. The address for each of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, MA 02109.
(d) Pursuant to a Schedule 13G dated February 13, 1998 filed with the Commission by Fleet Financial Group, Inc. ("Fleet"), Fleet had sole voting power with respect to 25,000 shares, shared voting power with respect to 1,799,484 shares, sole dispositive power with respect to 25,000 shares, and shared dispositive power with respect to 1,686,400 shares. The address for Fleet Financial Group, Inc. is One Federal Street, Boston, Massachusetts 02110.
(e) The shares listed include shares subject to options exercisable within 60 days of April 24, 1998 as follows: Mr. Spainhour, 100,000 shares; Ms. DeRosa, 16,666 shares; Mr. Parks, 13,054 shares; Ms. Barandiaran, 34,041 shares; and Mr. Smith, 6,871 shares. The shares listed also include restricted shares which have not yet vested and which are subject to forfeiture, as follows: Mr. Spainhour, 50,000 shares; and Ms. DeRosa, 20,000 shares.
(f) 1,000 of such shares are held of record in an Individual Retirement Account for the benefit of Ms. Barandiaran, and 1,000 of such shares are held of record in an Individual Retirement Account for the benefit of her spouse.
(g) James J. Burke, Jr. and Gerald S. Armstrong serve on the Board of Directors of the Company and Ann Taylor as designees of ML&Co. and certain of its affiliates. Each of Messrs. Burke and Armstrong disclaims beneficial ownership of shares beneficially owned by the Merrill Lynch Entities.
(h) 3,000 of these shares are held by Mr. Armstrong's spouse, as custodian for their children. Mr. Armstrong disclaims beneficial ownership of these shares.
(i) Shares are held in a pension fund of which Ms. Lazarus' spouse is the sole beneficiary. Ms. Lazarus has no voting or investment power with respect to these shares.
(j) The shares listed include 170,632 shares subject to options exercisable within 60 days of April 24, 1998, and 70,000 restricted shares that have not yet vested and are subject to forfeiture.

                                  PROPOSAL 2
                          APPROVAL OF THE COMPANY'S
                  LONG TERM CASH INCENTIVE COMPENSATION PLAN

   In April 1998, the Compensation Committee recommended and the Board of Directors adopted, subject to stockholder approval, the Long Term Cash Incentive Compensation Plan, designed to provide financial incentive in the form of cash compensation awards to those employees who are expected to make the greatest contribution to the business, to have the greatest effect on the Company's long term profitability and to enable the Company to meet and exceed its multi-year goals. This Plan is intended to comply with the requirements of Section 162(m) of the Code.

   Section 162(m) of the Code limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year: the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement ("Covered Employees"). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the Long Term Cash Incentive Compensation Plan to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of preestablished, objective performance goals. Accordingly, the Long Term Cash Incentive Compensation Plan is being submitted to stockholders for approval at the Annual Meeting. If the Long Term Cash Incentive Compensation Plan is not approved by stockholders, it will be of no force and effect.

   The following description of the Long Term Cash Incentive Compensation Plan is not intended to be complete and is qualified in its entirety by the complete text of the Long Term Cash Incentive Compensation Plan, attached to this Proxy Statement as Exhibit A. Defined terms used in this summary have the meanings assigned to them in the Long Term Cash Incentive Compensation Plan.

DESCRIPTION OF PRINCIPAL FEATURES OF THE LONG TERM CASH INCENTIVE
COMPENSATION PLAN

   The Long Term Cash Incentive Compensation Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee"). The Committee consists of two or more persons who are "outside directors" within the meaning of Section 162(m) of the Code. The Long Term Cash Incentive Compensation Plan permits the Committee to delegate to one or more officers of the Company its authority under the plan with respect to Participants who are not Section 162(m) Officers of the Company.

   Under this Plan, each year the Committee may designate a period of three consecutive fiscal years as a "performance cycle" for which a cash incentive award ("award") may be earned under the Plan, and establish a three-year cumulative earnings per share objective to be achieved for such performance cycle (the "performance goal"). The performance goal may include a threshold level of performance below which no award payment will be made, and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. The varying levels of performance are referred to as the "performance ratio". These designations will generally be made by the end of the first fiscal quarter of the first year of the performance cycle, but in any event not later than the time necessary for awards payable under the plan to qualify as "performance-based compensation" under Section 162(m) of the Code.

   Salaried employees of the Company or any of its subsidiaries (including officers and directors, but excluding non-employee directors) are eligible to become participants and receive an award under the Plan. In selecting from among all eligible employees those who will become participants in any performance cycle, the Committee will consider the position and responsibilities of the eligible associates, the value of their services to the Company and such other factors as the Committee deems relevant. Initially, the Committee expects to limit participation in the plan to the 17 executives who comprise the Ann Taylor Executive Committee.

   At the beginning of each performance cycle (or as may otherwise be permitted by Section 162(m) of the Code), the Committee designates those employees who will be participants for that performance cycle and assigns to each participant an individual amount, expressed as a percentage of such participant's annual base salary at the end of the performance cycle, that the participant may earn for that performance cycle if the performance goal for that performance cycle is achieved ("target award").

   Performance goals are required to be determined in accordance with generally accepted accounting principles and, for Section 162(m) Officers, will be subject to certification by the Committee. The Committee is authorized to make equitable adjustments to the performance goals in recognition of unusual or nonrecurring events affecting the Company or its financial statements, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposition of a segment of a business or related to a change in accounting principles.

   For any performance cycle, the Board may establish a ceiling on the aggregate amount that may be paid as an award for such performance cycle. In the event that such a limit is established for any performance cycle, the performance compensation otherwise payable to all participants for such performance cycle will be reduced pro rata. In addition, the Long Term Cash Incentive Compensation Plan provides that no participant may receive an amount of performance compensation, with respect to a performance cycle, in excess of $2,000,000, to be reduced proportionately when payment is made for less than a full performance cycle.

   Subject to the restrictions contained in the plan (and unless otherwise determined by the Committee), a participant's award for the performance cycle will be equal to the product of (i) the participant's annual base salary at the end of the performance cycle, multiplied by (ii) the target award assigned to such participant for such performance cycle, multiplied by (iii) the performance ratio attained for the performance goal.

   Awards for a performance cycle will be paid by the Company or the Subsidiary employing the participant promptly following the end of the performance cycle to which they relate. With respect to Section 162(m) Officers, no payment may be made until the applicable performance results have been certified by the Committee. A participant generally will not be entitled to receive payment of an award unless such participant is still in the employ of the Company or one of its subsidiaries at the time the award is actually paid.

   The Board at any time and from time to time may modify, amend, suspend or terminate the Long Term Cash Incentive Compensation Plan, without notice; provided that no amendment that requires stockholder approval in order for the Plan to continue to comply with Section 162(m) will be effective unless approved by the requisite vote of the stockholders of the Company.

   Inasmuch as benefits under the Long Term Cash Incentive Compensation Plan will be determined by the Committee and performance goal criteria may vary from cycle to cycle and target awards may vary from participant to participant, benefits to be paid under the Long Term Cash Incentive Compensation Plan are not determinable at this time.

STOCKHOLDER APPROVAL

   The adoption of the Long Term Cash Incentive Compensation Plan requires the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION
               OF THE LONG TERM CASH INCENTIVE COMPENSATION PLAN.

                                  PROPOSAL 3
             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has reappointed the firm of Deloitte & Touche LLP, Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for fiscal year 1998. Deloitte & Touche LLP has served as the independent auditors of the Company since January 1989.

   Although action by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the selection of the Company's independent auditors. If stockholders do not approve ratification of the selection of such auditors, the Board of Directors will reconsider the selection. Ratification will require the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION
           OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT
                           AUDITORS FOR THE COMPANY.

   One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

                STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

   In accordance with Rule 14a-8 under the Exchange Act, any stockholder proposals intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company no later than December 31, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

   Section 9 of Article II of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company. To be timely for the 1999 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to June 17, 1999, which will be the anniversary date of the prior year's meeting (or if the meeting date for the 1999 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure thereof is made). Such notice must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, address, occupation, and class and number of shares of Common Stock beneficially owned by the proposed nominee and the name, address and class and number of shares of Common Stock beneficially owned by such stockholder.

   In addition, Section 10 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company, such stockholder must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely for the 1999 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to June 17, 1999, which is the anniversary date of the prior year's meeting (or if the meeting date for the 1999 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting was mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of Common Stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

                            ADDITIONAL INFORMATION

   Copies of the Company's 1997 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this Proxy Statement. Additional copies are available without charge upon request. Requests should be addressed to the Secretary, AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019.

                                          ANNTAYLOR STORES CORPORATION

NEW YORK, NEW YORK
May 1, 1998

                                                                     EXHIBIT A

                         ANNTAYLOR STORES CORPORATION
                  LONG TERM CASH INCENTIVE COMPENSATION PLAN

   1. Purpose. This Plan is an integral part of the Company's over-all compensation strategy which is aimed at attracting and retaining in the employ of the Company and its Subsidiaries highly motivated, results-oriented personnel of experience and ability, by basing such personnel's compensation, in part, on their contributions to the growth and profitability of the Company, thereby giving them incentive to remain with the Company and its Subsidiaries and to continue to make contributions to the Company in the future. This Plan is intended to provide financial incentives for salaried employees of the Company and its Subsidiaries who are expected to make the greatest contribution to the business, and who can have the greatest effect on the long term profitability of the Company and its Subsidiaries, to meet and exceed the Company's multi-year financial goals. Further, the purpose of this Plan is to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

   2. Definitions. As used in this Plan, the following capitalized terms shall have the meanings set forth below:

   (a) "Award" means the cash amount payable to a Participant pursuant to the provisions of this Plan.

   (b) "Board" means the Board of Directors of the Company.

   (c) "Business Day" means Mondays through Fridays but excluding days on which banking institutions in the State of New York are required by law or regulation to be closed.

   (d) "Code" means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any further legislation or regulation amending, supplementing or superseding such section or regulation.

   (e) "Committee" means the Compensation Committee of the Board, as appointed by the Board from time to time and consisting of not less than two directors, each of whom must be an "outside director" within the meaning of
Section 162(m) of the Code. No member of the Committee who thereafter leaves the Committee shall be eligible to be a Participant for any Performance Cycle during which they acted as an outside director on the Committee. With respect to Eligible Associates who are not Section 162(m) Officers, the Committee may, in its discretion, delegate to one or more officers of the Company its duties hereunder.

   (f) "Company" means AnnTaylor Stores Corporation.

   (g) "Determination Date" means, as to a Performance Cycle, the date on which the Committee determines the Participants and their Performance Goals and Target Awards for that Performance Cycle. As to each Performance Cycle, such date will generally occur on or before the last business day of the third fiscal month of such Performance Cycle but, in any event, may not be so late as to jeopardize the qualification as "performance-based compensation" (under Section 162(m) of the Code) of those Awards for such Performance Cycle which are intended to so qualify.

   (h) "Eligible Associate" has the meaning assigned thereto in Section 3 hereof.

   (i) "Executive Officer" means an officer of the Company who, as of the Determination Date in respect of a Performance Period, is deemed to be an "executive officer" of the Company within the meaning of Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

   (j) "Participant" means an Eligible Associate who has been designated as a Participant by the Committee in accordance with Section 4 hereof.

   (k) "Performance Cycle" means a period of three consecutive fiscal years which has been designated by the Committee as a period for which an Award may be earned. More than one Performance Cycle may be in progress at any one time.

   (l) "Performance Goals" has the meaning assigned thereto in Section 5(b) hereof.

   (m) "Performance Ratio" has the meaning assigned thereto in Section 5(b) hereof.

   (n) "Plan" means this AnnTaylor Stores Corporation Long Term Cash Incentive Compensation Plan, as amended from time to time.

   (o) "Section 162(m) Officer" means an Executive Officer whose applicable employee remuneration (as defined in Section 162(m) of the Code), for the year in which the Award would be payable and including amounts that may be earned under this Plan, is expected to exceed the limitation set forth in
Section 162(m) of the Code for deductibility.

   (p) "Subsidiary" means any corporation of which the Company owns, directly or indirectly, at least a majority of the outstanding voting capital stock.

   (q) "Target Award" has the meaning assigned thereto in Section 5(a) hereof.

   3. Eligibility. Any salaried employee of the Company or any of its Subsidiaries shall be eligible (an "Eligible Associate") to be designated as a Participant for a Performance Cycle and to receive an Award under this Plan for such Cycle. Officers who are employees, whether or not they are members of the Board of Directors of the Company or any of its Subsidiaries, may be Eligible Associates. No Board member who is not also an employee of the Company or any of its Subsidiaries shall be eligible to become a Participant under this Plan.

   4. Selection Of Participants.

   (a) On the Determination Date with respect to a particular Performance Cycle, and after having received the recommendations of the Company's Chief Executive Officer pursuant to Section 4(b) below, the Committee shall designate from among all Eligible Associates those who shall be Participants under this Plan for that Performance Cycle.

   (b) Prior to the date on which designation of Participants is made by the Committee pursuant to Section 4(a) above, the Chief Executive Officer of the Company shall submit to the Committee a list of the names, titles, compensation and suggested Target Awards of those Eligible Associates whom the Chief Executive Officer recommends that the Committee designate as Participants under this Plan for such Performance Cycle.

   (c) Following the Determination Date of a Performance Cycle, the Committee shall have the authority to designate additional Eligible Associates as Participants under this Plan for that Performance Cycle. The amount of the Award payable to an Eligible Associate who became a Participant for a Performance Cycle after the Determination Date for that Cycle may be pro rated for the portion of the Performance Cycle during which such Eligible Associate was actually a Participant.

   (d) In selecting from among all Eligible Associates those who shall become Participants under this Plan for any Performance Cycle and in determining the Target Awards of such Participants for such Performance Cycle, the Committee shall consider the position and responsibilities of the Eligible Associates, the value of their services to the Company and such other factors as the Committee deems relevant.

   5. Performance Goals, Target Awards, And Formula For Determining Amount Of Awards.

   (a) Target Awards. On the Determination Date for a Performance Cycle, the Committee, in its sole discretion, shall assign to each Participant an amount, expressed as a percentage of the Participant's annual base salary at the end of the Performance Cycle, that the Participant would earn for that Performance Cycle if the Performance Goal for that Performance Cycle is achieved (the "Target Award").

   (b) Performance Goals. On the Determination Date for a Performance Cycle, the Committee shall establish a three-year cumulative earnings per share objective to be achieved for the three fiscal years comprising the Performance Cycle (the "Performance Goal"). Performance Goals shall be determined in accordance with generally accepted accounting principles. The Performance Goal must be achieved in order for Awards to be payable for such Cycle, although the Performance Goal may include a threshold level of performance below which no Award shall be payable, and levels of performance at which specified percentages of the Target Award shall be payable, and may also include a maximum level of performance above which no additional Award shall be paid. The varying percentages of the Target Award payable based upon varying levels of achievement of a Performance Goal are referred to as the "Performance Ratio".

   (c) Equitable Adjustment. The Committee shall have the authority to make equitable adjustments to Performance Goals in recognition of unusual or nonrecurring events affecting the Company, its financial statements or its shares, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital changes.

   (d) Change in Responsibility. In the event that a Participant's job responsibilities change significantly during the first two years of a Performance Cycle, the Committee may assign a new Target Award for that Participant. The Committee, with input from the Chief Executive Officer, shall decide if there have been significant changes in a Participant's job responsibilities.

   (e) Amount of Award. Subject to the restrictions set forth in Section 5(f) and unless otherwise determined by the Committee, a Participant's Award for a Performance Cycle shall be equal to the product of (i) the Participant's annual base salary at the end of the Performance Cycle, multiplied by (ii) the Target Award assigned to such Participant for such Performance Cycle pursuant to Section 5(a) above, multiplied by (iii) the Performance Ratio attained for the Performance Goal.

   (f) Certification and Restrictions on Amount of Awards. After the end of each Performance Cycle, and before any Award is made to any Participant who is a Section 162(m) Officer, the Committee shall certify whether and the extent to which the Performance Goal for the Performance Cycle was satisfied.

   For any Performance Cycle, and at any time before an Award for such Performance Cycle is made, the Board may establish a ceiling on the aggregate amount which may be paid out in Awards for such Performance Cycle. In the event that such a limit is established for any Performance Cycle, the Awards otherwise payable to all Participants for such Performance Cycle shall be reduced pro rata.

   Notwithstanding any other provision, no Participant may receive an Award for any full Performance Cycle in excess of $2,000,000, such amount to be reduced proportionately for less than a full Performance Cycle.

   The amount of any Award may be prorated for any period of time during which the Participant was not an active employee of the Company or any of its Subsidiaries. The determination that a Participant is or is not an active employee shall be made by the Company in accordance with its procedures.

   6. Payment Of Awards.

   (a) Payment of an Award (if any) for a Performance Cycle will be made in cash promptly following the end of the Performance Cycle to which it relates and following the certification of performance by the Committee pursuant to
Section 5(f).

   (b) A Participant will be entitled to payment of an Award only if the Participant has been continuously employed by the Company or any of its Subsidiaries throughout the Performance Cycle and is still in the employ of (and shall not have delivered notice of resignation to) the Company or one of its Subsidiaries on the date of payment (except to the limited extent provided in Sections 4(c) and 6(c)).

   (c) If a Participant's employment is terminated as a result of their death at any time after the first eighteen months of a Performance Cycle and before completion of the Performance Cycle, such Participant's estate shall be entitled to receive the Award such Participant would have been entitled to, prorated to reflect the actual amount of time that such person was a Participant in the Plan for such Performance Cycle and payable at the time Awards are made to all other Participants for such Performance Cycle. If, after the completion of a Performance Cycle and before the payment of an Award, a Participant retires in accordance with the terms of the Company's pension plan or other policies of the Company or its Subsidiaries, or becomes permanently disabled or dies, the Participant shall still be entitled to the payment of any Award for such Performance Cycle otherwise payable to the Participant. In the event an Award is payable to the Participant subsequent to the Participant's death, such payment shall be made to the Participant's estate.

   (d) The Company shall withhold all applicable income and other taxes from any Award payment, including any federal, FICA, state and local taxes.

   (e) Each Award shall be payable solely from the general assets of the Company. Each Participant's right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

   7. Finality Of Determinations. The Committee shall administer this Plan and construe its provisions. Any determination by the Committee in carrying out, administering or construing this Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

   8. Limitations.

   (a) No person shall at any time have any right to receive an Award under this Plan for a Performance Cycle unless such person shall have been designated as a Participant by the Committee (or the Committee's delegate pursuant to Section 2(e)) and the other terms and conditions of this Plan shall have been satisfied. No person, other than an officer designated by the Committee as a delegate pursuant to Section 2(e), shall have authority to enter into any agreement for the inclusion of anyone as a Participant or the making of any Award under this Plan or to make any representation or warranty with respect thereto. Designation of an Eligible Associate as a Participant in any Performance Cycle shall not guarantee or require that such Eligible Associate be designated as a Participant in any later Performance Cycle.

   (b) No action of the Company or the Board in establishing this Plan, nor any action taken by the Company, the Board or the Committee or its delegate under this Plan, nor any provision of this Plan, shall be construed as conferring upon any employee any right to continued employment for any period by the Company or any of its Subsidiaries, or shall interfere in any way with the right of the Company or any Subsidiary to terminate such employment.

   9. Amendment Or Termination Of This Plan. The Board at any time and from time to time may modify, amend, suspend or terminate this Plan or any part hereof, without notice, provided that no amendment that requires stockholder approval in order to comply with Section 162(m) of the Code shall be effective unless the same shall be approved by the requisite vote of stockholders of the Company.

   10. Compliance With Section 162(m). This Plan is designed and intended to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply.

                          ANNTAYLOR STORES CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANNTAYLOR STORES CORPORATION FOR THE ANNUAL MEETING TO BE HELD ON JUNE 17, 1998

The undersigned hereby appoints J. Patrick Spainhour, Patricia DeRosa and Jocelyn F.L. Barandiaran, and any of them, proxies of the undersigned with full power of substitution to vote all shares of Common Stock, par value $.0068 per share, of AnnTaylor Stores Corporation (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Rihga Royal Hotel, 151 West 54th Street, 54th floor, New York, New York, on June 17, 1998 at 9:00 a.m. local time and at any adjournment or postponement thereof. Such proxies are directed to vote as set forth below.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN (a) AND "FOR" THE PROPOSALS IN (b) AND (c).

(a) ELECTION OF THE FOLLOWING NOMINEES AS CLASS I DIRECTORS: Robert C. Grayson, Rochelle B. Lazarus and J. Patrick Spainhour (for terms to expire at the 2001 annual meeting).

        [ ] FOR ALL NOMINEES      [ ] AUTHORITY WITHHELD FOR ALL NOMINEES

AUTHORITY WITHHELD FOR THE FOLLOWING NOMINEES ONLY: (write the name of such nominees in the space provided)______________________________________________


(b) PROPOSAL TO ADOPT THE COMPANY'S LONG TERM CASH INCENTIVE COMPENSATION PLAN as described in the Proxy Statement.

        [ ] FOR   [ ] AGAINST       [ ] ABSTAIN

(c) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the Company for fiscal year 1998.

        [ ] FOR   [ ] AGAINST       [ ] ABSTAIN

(d) IN THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS ANNUAL MEETING.


                                (Continued and to be signed on other side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN (A), "FOR" THE PROPOSALS IN (B) AND (C), AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.



                              Dated ____________________________, 1998
                              ________________________________________
                              ________________________________________
                                           (Signature)

                              Please mark, date, sign and return
                              this proxy in the exclosed envelope.
                              Please sign as name, appear at left.
                              When signing as agent, attorney, or
                              fiduciary, or for a corporation or
                              partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.